Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner Vice President Finance and CFO	John Mills, Partner (646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Fiscal Fourth Quarter

and Full Year 2016 Results

Fourth Quarter Gross Profit Increased 22% and Gross Margin Improved 300 Basis Points

In Fiscal 2017 Company Expects Net Income Increase of 50% to 70%

MENLO PARK, CA – July 26, 2016 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomaterials markets, reported results for the fiscal 2016 fourth quarter and fiscal year ended May 29, 2016.

“Lifecore Biomedical, Inc. had a very strong fourth quarter with revenues increasing 50% and operating income increasing 137% compared to the fourth quarter of last year, driven by increased fermentation and product development revenues,” stated Molly Hemmeter, Landec’s President and CEO. “At Apio, Inc., our food subsidiary, gross margin in the fourth quarter increased 50 basis points to 12.2% due to a favorable product mix that nearly offset the gross profit impact from lower revenues and from $3.0 million of excess costs related to the produce shortages early in the quarter. As we enter fiscal 2017, based on current weather patterns, we believe these sourcing issues should be behind us and we look forward to stronger overall Apio results in fiscal 2017.”

Summary of Fourth Quarter 2016 Results Compared to Fourth Quarter of 2015

●	Revenues increased 1% to $135.3 million
●	Gross profit increased 22% to $22.8 million leading to a gross margin increase of 300 basis points to 16.8%
●	Operating income increased 14% to $7.1 million
●	Net income increased 13% to $4.7 million or $0.17 per share

“We continue to make progress in our long-term strategy of innovation in our food business, resulting in a higher margin product mix to drive increased profitability. Thus far, we have been successful in this strategy by significantly growing our high-margin vegetable salad product revenues at an average annual compounded growth rate of over 80% from $26 million in fiscal 2013 to $154 million in fiscal 2016. Our salad products are clearly meeting consumers’ growing desire to eat healthy, fresh and convenient vegetable products. According to U.S. and Canadian Nielsen 52-week data ending May 28, 2016, the North American retail salad kit market category, which excludes amongst others Costco and food service, grew 28% in consumer retail dollars, while our Eat Smart® salad kits grew 36% in consumer retail dollars during the same time period,” continued Hemmeter.

Fiscal Fourth Quarter 2016 Results

Revenues in the fourth quarter of fiscal 2016 increased slightly to $135.3 million from $134.4 million in the year-ago quarter. The increase was primarily due to a 50% increase in revenues at Lifecore driven by fermentation and product development revenues and a 22% increase in revenues in Apio’s food export business driven by a 15% increase in sales volume and favorable pricing. These increases were partially offset by a 6% decrease in revenues in Apio’s packaged fresh vegetables business due to a 9% reduction in sales volume. The decrease in revenues in Apio’s packaged fresh vegetables business was primarily due to the loss of some low-margin business which resulted from not being able to fill all of the demand for some customers due to the severe produce shortages primarily during the second and third quarters of fiscal 2016.

Net income in the fourth quarter of fiscal 2016 was $4.7 million or $0.17 per share compared to $4.2 million or $0.15 per share in the year-ago quarter. The increase in net income was due to (1) a $3.2 million, or 131%, increase in pre-tax income at Lifecore, which was driven by increased revenues and an increase in Lifecore gross margin to 53% from 43% resulting from a favorable product mix change compared to the fourth quarter of fiscal 2015, and (2) a $355,000 increase in gross profit from Corporate licensing agreements. These increases were partially offset by a (1) $2.2 million increase in operating expenses at Apio to ramp up the introduction, launch, advertising and promotion of our existing and new salad products to drive future sales along with additional headcount hired over the past year, and (2) a $511,000 increase in operating expenses at Corporate primarily from an increase in stock based compensation as a result of stock option and RSU grants in May 2015 and an increase in accounting and tax fees.

Fiscal 2016 Results

Revenues for fiscal 2016 increased $1.8 million to $541.1 million compared to $539.3 million last year. Excluding the extra week during fiscal 2015, which resulted in approximately $9.0 million in additional revenues last fiscal year, revenues for fiscal 2016 increased 2% compared to last year. The $1.8 million increase in revenues was primarily due to a 25%, or $10.0 million, increase in revenues at Lifecore and a $2.0 million increase in licensing revenues at Corporate. These increases were partially offset by a 2%, or $6.6 million, decrease in Apio’s packaged fresh vegetables revenues and a 5%, or $3.7 million, decrease in revenues in Apio’s export business.

Primarily due to the GreenLine® tradename impairment charge of $34.0 million ($21.5 million net of taxes) in the third quarter, Landec recorded a net loss in fiscal 2016 of $11.6 million, or $0.43 per share, compared to a net income of $13.5 million, or $0.50 per share, in fiscal 2015. The net loss was due to the impairment charge from the phasing out of our GreenLine tradename for retail products. Excluding the impact from the GreenLine tradename write down, the Company generated net income of $0.35 per share during fiscal 2016.

Excluding the GreenLine tradename write down, operating income, which decreased $4.2 million, was significantly impacted by $15.6 million of excess costs related to the severe produce shortages at Apio. These excess costs were partially offset by a $10.0 million increase in Apio gross profit due primarily to a favorable product mix change to higher margin salad sales. The year over year decrease in operating income was also due to: (1) a $6.0 million increase in operating expenses at Apio to drive the growth of our existing and new salad kit products along with additional headcount hired over the past year, and (2) a $2.7 million reduction in the increase in the fair market value of the Company’s Windset investment as a result of delays in its expansion plans. The overall operating income loss during fiscal 2016 was partially offset by: (1) an $8.0 million, or 137%, increase in pre-tax income at Lifecore due to higher revenues, as well as an increase in Lifecore gross margin to 48% from 36% due to a favorable sales mix change compared to last year, and (2) from a $2.6 million decrease in income taxes, excluding the tax benefit from the GreenLine tradename impairment charge.

See “Non-GAAP Financial Information” below and the tables at the end of this release for more information and for reconciliations of certain financial information for fiscal 2016 and fiscal 2015 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Management Comments for Fiscal 2016

Hemmeter commented, “We are making the appropriate investments in our businesses and believe we are well positioned to expand our higher margin product portfolios through innovation in the coming years. Despite the difficult produce sourcing year we experienced in fiscal 2016, we had numerous successes that contributed to laying considerable groundwork for future growth. We invested over $40 million in fiscal 2016 to expand and equip our Lifecore and Apio facilities to support our growing business segments. Lifecore had a record year in fiscal 2016, increasing revenues 25% to a record $50.5 million and operating income by 145% to a record $14.1 million with most of the growth coming from new non-HA product development programs which grew to represent nearly 25% of Lifecore’s revenues in fiscal 2016. We expect Lifecore to average low double-digit revenue and operating income growth over the next several years. Our Apio salad business revenues continue to generate growth, increasing 18% during fiscal 2016 compared to last year, and we expect to maintain this momentum through the introduction of several more vegetable salads over the next year. In addition, we added new capabilities by hiring several upper management level employees at both Apio and Lifecore in areas of product development, sales and business development. We also started exploring the addition of innovative and convenient new products outside of produce, particularly in the natural foods space, through both internal development programs and strategic acquisitions.”

“Fiscal 2016 results included a one-time, non-cash write down of our GreenLine tradename. The Company’s strategic decision to convert its retail GreenLine branded bean products to its more nationally recognized Eat Smart brand in retail stores was driven by (1) favorable results from our geo-targeted consumer online marketing and social networking programs, that resulted in a 21% sales lift, and (2) our retail customers requesting that we deliver all our products under the Eat Smart brand to create a consistent look on the shelf (see our press release dated February 26, 2016 for more details). By consolidating Apio’s retail products under a single consumer brand, Apio’s sales and marketing resources will also be able to focus on supporting the Eat Smart brand to drive greater consumer awareness and spending efficiencies.”

“Excluding the $15.6 million in excess costs from severe produce shortages and the related higher cost of servicing our customers during fiscal 2016, our gross margin in our packaged fresh vegetables business would have been 13.2% in fiscal 2016 compared to 10.7% last year, which demonstrates that our strategy to shift our product mix to increase profitability is working. We continue to focus on innovating on-trend products that make it easy and convenient for consumers to eat healthy, thereby creating value for consumers, our customers and our shareholders.”

“We see considerable tailwinds in both of our businesses. In our Apio business, we now have El Nino behind us and the market categories in which we operate are growing. For the twelve months ended May 29, 2016, the North America category for retail, excluding club stores and in consumer retail dollars, grew 6% for packaged fresh vegetables bags and trays and grew 28% for salad kits. Eat Smart salad kits grew faster than category at 36%. At Lifecore, the ophthalmic and orthopedic markets we have historically served with our HA products continue to grow in the mid-single digits and we expect this growth to continue as the worldwide use of HA increases with the aging population. Beyond HA, the accelerated growth at Lifecore is being generated from its emerging product development partnerships focused on the recently expanded capabilities in novel formulation and aseptic filling services. We are very well positioned for future growth in both of our businesses after expanding our Hanover, PA plant and Lifecore facilities in anticipation of growth in demand from our increasing product offerings and increasing innovation efforts during fiscal 2016.”

Management Guidance for Fiscal 2017 (see Questions and Answers section of this release for more details concerning the Company’s guidance)

“We expect consolidated revenues to grow 3% to 6% in fiscal 2017 with Lifecore revenues and our salad product revenues growing at lower double digits, whereas we expect the revenue growth in Apio’s historical core and export business to be flat to slightly up. We expect consolidated net income to increase 50% to 70% in fiscal 2017 compared to fiscal 2016, resulting in an estimated EPS range of $0.53 to $0.60, based on produce sourcing returning to more historical levels and our continued shift to higher margin products. We are currently not projecting any increase in our Windset investment in fiscal 2017. We expect cash flows from operations of $34 million to $38 million and capital expenditures of approximately $25 million. For the first quarter of fiscal 2017, we expect revenues to be $129 million to $133 million and net income to be $0.09 to $0.11 per share,” concluded Hemmeter.

Conference Call

The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, July 27, 2016

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-1914 or (703) 639-1358. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, August 3, 2016 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1674080.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based (HA) materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, gross margin, income taxes and diluted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this release for these reconciliations.

The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the Company’s results reported in accordance with GAAP, including the extra week of revenue during fiscal 2015 and the impact from the excess costs for produce resulting from weather related issues and from the GreenLine tradename impairment charge. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded. They should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2015 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 29, 2016	May 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$9,894	$14,127
Accounts receivable, net	46,406	46,479
Inventories, net	25,535	25,027
Deferred taxes	—	2,111
Prepaid expenses and other current assets	4,643	5,458
Total Current Assets	86,478	93,202

Investments in non-public company	62,700	61,500
Property and equipment, net	120,880	84,465
Intangible assets, net	71,016	105,883
Other assets	2,396	1,415
Total Assets	$343,470	$346,465

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$30,904	$35,009
Accrued compensation	5,460	6,742
Other accrued liabilities	7,772	5,212
Deferred revenue	832	843
Line of credit	3,500	—
Current portion of long-term debt	8,048	8,353
Total Current Liabilities	56,516	56,159

Long-term debt, less current portion	46,614	34,166
Long-term capital lease obligation	3,804	—
Deferred taxes	22,442	34,340
Other non-current liabilities	1,744	1,691

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	137,244	133,307
Retained earnings	73,457	85,098
Total Stockholders' Equity	210,728	218,432
Non-controlling interest	1,622	1,677
Total Equity	212,350	220,109
Total Liabilities and Stockholders’ Equity	$343,470	$346,465

Landec Corporation

Consolidated CONDENSED Statements of INCOME (LOSS)

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 29, 2016	May 31, 2015	May 29, 2016	May 31, 2015
Product Sales	$135,313	134,448	$541,099	539,257

Cost of product sales	112,529	115,779	470,142	473,850

Gross profit	22,784	18,669	70,957	65,407

Operating costs and expenses:
Research and development	1,815	1,613	7,228	6,988
Selling, general and administrative	13,876	10,852	49,515	39,958
Impairment of GreenLine tradename	—	—	34,000	—
Total operating costs and expenses	15,691	12,465	90,743	46,946

Operating income (loss)	7,093	6,204	(19,786)	18,461

Dividend income	412	402	1,650	1,417
Interest income	7	46	71	315
Interest expense	(563)	(464)	(1,987)	(1,829)
Other income	200	400	1,200	3,107
Net income (loss) before taxes	7,149	6,588	(18,852)	21,471
Income taxes	(2,346)	(2,337)	7,404	(7,746)
Consolidated net income (loss)	4,803	4,251	(11,448)	13,725
Non controlling interest	(74)	(55)	(193)	(181)
Net income (loss) available to common stockholders	$4,729	$4,196	$(11,641)	$13,544

Diluted net income (loss) per share	$0.17	$0.15	$(0.43)	$0.50

Shares used in diluted per share computations	27,474	27,389	27,044	27,336

LANDEC CORPORATION

FOURTH QUARTER ENDED MAY 29, 2016

QUESTIONS & ANSWERS

1)

Why isn’t the Company’s EPS guidance for fiscal 2017 higher, given the El Nino, which is over, caused excess costs of $15.6 million, or $0.37 per share after taxes, in fiscal 2016, and you expect low double digit revenue growth at Lifecore and in your salad kit business?

Our fiscal 2017 projections are based on several factors that are contributing to positive contributions to net income, including: (1) produce sourcing at Apio returning to more historical levels, (2) our continued shift to higher margin products, and (3) low double digit revenue growth in Apio’s salad products and at Lifecore.

At the same time, it is important to understand that in our projections for fiscal 2017 we have also factored in increasing costs. Specifically, the cost increases we expect to incur during fiscal 2017 include:

a.

Increase in labor costs at Apio – As a result of increased competition for labor, an increase in the minimum wage in California during fiscal 2017 and an increase in benefit expenses, all of which is impacting every company in our industry, we expect our manufacturing labor rate to increase 13% to 15% in fiscal 2017.

b.

Increase in costs for raw produce at Apio – Fiscal 2016 was a very tough year for virtually all companies that source fresh produce from California and Mexico. But it was particularly hard on growers, most all of whom lost money last year. In addition, the increase in labor rates that we will be experiencing in fiscal 2017 is also going to be impacting our growers and harvesters as they are drawing from the same labor pool. The cost for sourcing produce is going to be increasing, not only for Apio, but also for our competitors as well, since this is an industry-wide phenomenon. As a result, we expect our cost for raw produce is going to increase 6% to 7% in fiscal 2017.

c.

Significant increase in consolidated operating expenses – In order to meet our longer term revenue and margin growth goals, we are accelerating product development efforts, increasing resources behind new sales and marketing programs, plus adding incentives to retain our workforce given the extremely tight labor markets for our skilled employees. We are also investing resources in commercializing innovative natural food products that will deliver higher margin products with less volatility. These efforts will result in our operating expenses increasing over 20% in fiscal 2017 compared to fiscal 2016. We are making these investments now in order to achieve our longer term growth goals.

2)	How is produce sourcing looking thus far in fiscal 2017?

We now have an adequate supply of all of our California grown crops. However, the supply of green beans has been tight during the first two months of fiscal 2017 due to very low rainfall thus far in the Ohio Valley where a large majority of our beans are grown during the late spring and summer. Overall, our produce sourcing costs are on plan through the first two months of fiscal 2017.

3)	How much business did you lose as a result of the produce shortages in fiscal 2016?

We lost approximately $30 million of packaged bag business as a result of (1) discontinuing certain low-margin business, (2) a couple of large customers deciding to shift from single sourcing to a multi-source strategy, and (3) prorating some customer orders during the shortages. A large majority of the business we lost was low-margin business that carried a very high cost to service. We expect to offset this loss of revenue with new higher margin revenues through the first half of fiscal 2017, resulting in higher margins in Apio’s packaged fresh vegetables business in fiscal 2017. This should also result in higher revenues and operating income at Apio during the second half of fiscal 2017 compared to the first half of fiscal 2017.

4)	How do you plan to continue to grow your Eat Smart salad revenues?

Eat Smart salads are highly penetrated in U.S. and Canadian club stores and in Canadian retail grocery stores. We will continue to grow Eat Smart salads by (1) increasing the number of salads offered in existing retail stores through new product introductions, and (2) penetrating new U.S. retail accounts, specifically large customers in the national retail grocery and mass channels.

5)	Why are you expecting no change in your Windset investment in fiscal 2017?

Despite the fact that Windset continues to realize double digit annual growth, we currently do not expect to realize a change in our Windset investment in fiscal 2017 primarily because of the required change in the calculation of Windset’s fair market value in fiscal year 2017.

Starting this fiscal year, as a result of the put/call date in February 2017, the fair market value of Windset will be calculated based on the contractual formula in the stock purchase agreement. The fair market value, per the contractual formula, is based on Windset’s trailing twelve month EBITDA, multiplied by a pre-negotiated valuation multiple, plus cash, less debt and value of preferred stock. Therefore, in a year of expected expansion for Windset, cash will decrease and debt will increase with the corresponding EBITDA from the expansion trailing the upfront construction costs causing the expansion to not fully benefit the fair market value of Windset until the following year. As a result, the related expansions currently underway at Windset will have a negative short-term impact on the fair market value calculation. Although we do not expect a change in our investment in fiscal 2017, we expect a substantial change in fiscal 2018.

Even though we are projecting no change in the fair market value of our Windset investment in fiscal 2017, we project that as of fiscal year end 2017 we will have realized a 20% annual return since our original investment in Windset in February 2011.

6)	What is the status of Windset’s expansion plans and the permitting issues?

Windset is nearing completion of a new ten-acre facility on land Windset owns in the City of Santa Maria using a new type of greenhouse structure that Windset intends to use to grow strawberries on a small commercial scale. They have also broken ground on a new 30-acre glass greenhouse, which is also on land they own in the City of Santa Maria, where they currently intend to grow peppers and/or cucumbers.

Windset expects that it will begin commercially harvesting crops from these two new site expansions late this calendar year or early next calendar year.

Windset is also looking at constructing an even larger strawberry structure on land it owns in the City of Santa Maria but it is in the early stage of planning and any construction of this new facility will not begin until next calendar year.

Windset is still working with the County of Santa Barbara on permitting land it is leasing in the County for the construction of greenhouses using its new type of greenhouse structures.

7)	How are the Hanover, PA and Lifecore expansions progressing?

The Hanover building expansion was completed in May with an opening celebration in June which garnered a lot of media attention and was attended by numerous politicians and local business leaders. Production of bagged vegetables and salad products are well underway. The facility was constructed so that capacity could be added as demand increases. Currently the Hanover facility is only at approximately 30% capacity with ample room for additional processing lines as demand requires.

The Lifecore expansion is going well and proceeding as planned. We expect the expansion to be completed in August or early September. Upon completion, Lifecore will have sufficient aseptic filling capacity to meet its growth plans for commercialized development opportunities and its long term aseptic filling plans.

8)	Why is Landec well positioned for future growth?

We have positioned ourselves for growth and improved profitability in our lines of business by being market leaders and focusing on innovation.

(a)	Our Apio packaged fresh vegetables products are on trend within the fast growing healthy living space and we are the market leader in this category which continues to grow by double digits annually.
(b)

Our Lifecore biomaterials business is growing at double-digit rates with new capacity that will come online in the next month or two and with a deep pipeline of development programs along with continuing growth from its existing business.

(c)	Our BreatheWay® packaging technology is increasingly being tested by new and existing partners for extending the shelf life of produce outside of our packaged fresh vegetables business.
(d)

We are a significant shareholder in Windset Farms which continues to grow rapidly based on growing produce hydroponically in state of the art greenhouse facilities where yields, depending on crops, can exceed 30 times the productive capability per acre of field grown crops and where they recover all of the water not absorbed by the plants and make beneficial reuse of that water. Additionally, Windset is in the process of expanding its capacity in California by over 30% in the next twelve months.

9)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a)	Shifting our product mix to high-margin products at both Apio and Lifecore.
(b)	Developing innovative new salad products to broaden and strengthen our offerings.
(c)	Expanding our retail presence in the U.S. through gaining new customers and further penetration into existing customers.
(d)	Increasing demand for both our packaged vegetables products and our biomaterials products to fill the additional capacity added in fiscal 2016.
(e)	Increasing return on invested capital by maximizing returns on each capital allocation decision.
(f)

Focusing our new VP of Strategy and Business Development on evaluating the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments.

(g)	Advancing our Lifecore programs with key customers and development partners.
(h)	Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

10)	How do the results by line of business for the three and twelve months ended May 29, 2016 compare with the same periods last year?

The results are as follows (unaudited and in thousands and excludes the impact from the GreenLine tradename impairment charge for comparability):

	Three months ended 5/29/16	Three months ended 5/31/15	Twelve months ended 5/29/16	Twelve months ended 5/31/15
Revenues:
Apio Packaged Fresh Vegetables (a)	$105,641	$112,838	$423,859	$430,415
Apio Export	13,308	10,935	64,181	67,837
Total Apio	118,949	123,773	488,040	498,252
Lifecore	15,722	10,504	50,470	40,432
Corporate (b)	642	171	2,589	573
Total Revenues	135,313	134,448	541,099	539,257

Gross Profit:
Apio Packaged Fresh Vegetables	12,913	13,254	40,479	45,993
Apio Export	976	745	4,176	4,252
Total Apio	13,889	13,999	44,655	50,245
Lifecore	8,369	4,499	24,081	14,609
Corporate	526	171	2,221	553
Total Gross Profit	22,784	18,669	70,957	65,407

R&D:
Apio	256	203	987	745
Lifecore	1,172	1,038	4,701	4,806
Corporate	387	372	1,540	1,437
Total R&D	1,815	1,613	7,228	6,988

S,G&A:
Apio	9,321	7,211	33,188	27,380
Lifecore	1,462	1,044	5,303	4,057
Corporate	3,093	2,597	11,024	8,521
Total S,G&A	13,876	10,852	49,515	39,958

Other (c):
Apio	128	322	983	3,513
Lifecore	(146)	4	(242)	81
Corporate	(2,346)	(2,334)	(5,135)	(8,511)
Total Other	(2,364)	(2,008)	(4,394)	(4,917)

Net Income (Loss):
Apio	4,440	6,907	11,463	25,633
Lifecore	5,589	2,421	13,835	5,827
Corporate	(5,300)	(5,132)	(15,478)	(17,916)
Net Income	$4,729	$4,196	$9,820	$13,544

a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.

Non-GAAP Financial Information and Reconciliations

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(1)	Year ended May 29, 2016 revenue growth (in thousands):

Revenues for fiscal 2016 – GAAP (a)	$541,099

Revenues for fiscal 2015 – GAAP	$539,257
Less: estimated revenue for the one extra week in fiscal 2015	(9,000)
Adjusted revenue for fiscal 2015 – Non-GAAP (b)	$530,257

Adjusted increase in revenue – Non-GAAP (c) = (a)-(b)	$10,842
Adjusted increase in revenue percent – Non-GAAP (c)/(b)	2.0%

(2)	Gross margin for the Packaged Fresh Vegetables (PFV) business excluding the excess costs from produce shortages (in thousands):

Fiscal year ended May 29, 2016
Gross profit for PFV - GAAP	$40,479
Add: excess costs from produce shortages	15,600
Adjusted gross profit for PFV – Non-GAAP (a)	$56,079
Revenues for PFV – GAAP (b)	$423,859
Adjusted gross margin for PFV – Non-GAAP (a)/(b)	13.2%

(3)	Income taxes excluding the GreenLine tradename impairment charge (in thousands):

Fiscal year ended May 29, 2016
Income taxes benefit - GAAP	$7,404
Less: income tax benefit from GreenLine tradename impairment charge - GAAP	(12,539)
Adjusted income taxes – Non-GAAP (a)	(5,135)
Income taxes for fiscal 2015 - GAAP (b)	(7,746)
Adjusted decrease in income taxes – Non-GAAP(b)–(a)	$(2,611)

(4)	EPS excluding the GreenLine tradename impairment charge (in thousands, except per-share data):

Fiscal year ended May 29, 2016
EPS – GAAP (a)	$(0.43)
GreenLine tradename impairment charge net of income taxes – GAAP ($34,000 less $12,539) (b)	$21,461

Shares used in diluted per share computation	27, 044
Diluted shares if not in a loss position	391
Adjusted diluted shares outstanding (c)	27,435

Per share reduction in EPS from GreenLine impairment charge – Non GAAP (d) = (b)/(c)	$0.78
Adjusted EPS – Non GAAP (d)+(a)	$0.35